Exhibit 99.1

Entegris Announces CEO Succession Plan

Bertrand Loy to Retire After 13 Years as President and CEO in August 2025;
Will Continue to Serve as Executive Chair of the Entegris Board of Directors

David Reeder Will Succeed Loy as President and CEO

BILLERICA, Mass – May 12, 2025 – Entegris, Inc. (NASDAQ: ENTG), a leading supplier of advanced materials and process solutions for the semiconductor and other high-technology industries, today announced that Bertrand Loy will retire as President and Chief Executive Officer after 13 years in those roles, effective August 18, 2025. David Reeder will succeed Mr. Loy as President and CEO at that time. Mr. Reeder currently serves on the Entegris Board of Directors and will continue to do so as CEO. Mr. Loy will serve as Executive Chair of the Board through the end of the second quarter of 2026 to facilitate a smooth transition.

Mr. Reeder brings to his new role a unique combination of financial and operational leadership experience with large public companies, including extensive semiconductor industry expertise. He most recently served as CFO of Chewy Inc., and previously in leadership roles at global semiconductor companies, including as CFO of Global Foundries and in senior roles at Texas Instruments and Broadcom. Mr. Reeder was also CEO at Lexmark International and at Tower Insurance Group.

“Entegris has been my professional home for two decades, and I make the decision to retire not only with enormous gratitude for the opportunity to serve as its CEO, but similarly with confidence in the Company’s future,” Mr. Loy said. “We have accomplished a great deal over the last 13 years, in particular making strides in broadening our technology portfolio, expanding our global infrastructure and creating significant shareholder value. I am proud of our achievements, but I am equally excited about the tremendous opportunities ahead for Entegris. Our global team is Entegris’ true competitive advantage, and I know they will continue to bring great value to our customers and shareholders.”

Mr. Loy continued, “I have had the pleasure to get to know Dave well in his role on Entegris’ Board. He is an incisive thinker and a decisive leader, with a deep understanding of our technology and the applications we serve, and a strong sense of the priorities that are meaningful for our stakeholders, including and especially our shareholders. I look forward to working closely with Dave during the transition and continuing to support him in my role as Executive Chair.”

“Bertrand’s vision and leadership have shaped Entegris into the global industry leader it is today,” said James F. Gentilcore, Lead Independent Director, Entegris Board. “Under his leadership and through a rapidly evolving technological and geopolitical landscape, Entegris’ revenue and market capitalization grew nearly five times and over 10 times, respectively. On behalf of the Board, I want to express our immense gratitude for his two decades of service, his continued commitment to the Company, and the solid foundation he leaves behind.”

Mr. Gentilcore continued, “The Board recognizes that succession planning is one of its most critical duties. After careful consideration of internal and external candidates, we are confident that Dave is the ideal leader for this moment in Entegris’ evolution. Dave has semiconductor industry expertise and proven global leadership capabilities, as demonstrated both through his career accomplishments and his contributions within our boardroom. We are confident that having Dave take on the CEO role is the right decision for the business as we continue our efforts to elevate Entegris to the next level of excellence and outperform our competition.”

“I am grateful for the Board’s confidence in me to lead Entegris into its next phase of growth,” Mr. Reeder said. “As a director, I have seen firsthand the organization’s commitment to continuous improvement, creativity and the quest for excellence in all we do. These are values that speak to me on a personal and professional level, and I am eager to work with the team to build on this strong culture, capture the opportunities ahead of us, and deliver compelling value for our shareholders, customers, and our employees.”

About David Reeder

Mr. Reeder is a seasoned executive with considerable experience as both a CEO and CFO, bringing more than 20 years of semiconductor expertise across IDMs, fabless, foundry, systems and component companies. His most recent semiconductor experience was at GlobalFoundries Inc. (GFS), where as CFO he spearheaded the Company’s IPO, the largest ever semiconductor IPO at the time. At GFS, Mr. Reeder also oversaw critical functions including operations, supply chain, procurement and IT. A globally focused leader, he has spent over a decade abroad working in Asia and Europe, driving semiconductor innovation and growth. He has a Bachelor’s in Chemical Engineering from the University of Arkansas and a Masters of Business Administration from Southern Methodist University.

About Entegris

Entegris is a leading supplier of advanced materials and process solutions for the semiconductor and other high-tech industries. Entegris has approximately 8,000 employees throughout its global operations and is ISO 9001 certified. It has manufacturing, customer service and/or research facilities in the United States, Canada, China, Germany, Israel, Japan, Malaysia, Singapore, South Korea, and Taiwan. Additional information can be found at www.entegris.com.

Cautionary Note on Forward-Looking Statements

This news release contains “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on current management expectations and assumptions only as of the date of this news release. They are not guarantees of future performance and they involve substantial risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, but are not limited to, disruptions to our business, including our retention efforts and relationships with external stakeholders due to the changes in our senior management; challenges in attracting and retaining qualified personnel; the Company’s ability to effectively implement any organizational changes; and other matters. These risks and uncertainties also include, but are not limited to, the risk factors and additional information described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 12, 2025, and in the Company’s other SEC filings. Except as required under the federal securities laws and the rules and regulations of the SEC, the Company undertakes no obligation to update publicly any forward-looking statements or information contained herein, which speak only as of their respective dates.

CONTACT

Entegris, Inc.
Bill Seymour
Investor Relations
+ 1 952 556 1844
bill.seymour@entegris.com